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                                                                     Exhibit 5.1


                               September 29, 2003


Board of Directors
Stonepath Group, Inc.
1600 Market Street, Suite 1515
Philadelphia, PA  19103

Gentlemen:

      We have acted as counsel to Stonepath Group, Inc., a Delaware corporation (the "Corporation"), in connection with the proposed issuance by the Corporation of up to 1,000,000 shares of common stock, par value $.001 per share (the "Shares"), of the Corporation pursuant to the terms of the Stonepath Group, Inc. 2003 Employee Stock Purchase Plan (the "Plan").

      In connection with such proposed issuance, we have examined such documents, records, certificates of public officials, statutes and decisions as we consider necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to those original documents of all documents submitted to us as certified or photostatic copies.

      Based on the foregoing, we are of the opinion that when the Shares have been issued and sold and the consideration is received therefor by the Corporation pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

      This opinion is being delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are an expert within the meaning of Section 7 of the Securities Act.

      We express no opinion as to the applicability or compliance with, or the effect of, Federal law or the law of any jurisdiction other than the corporate laws of the State of Delaware.

      This opinion letter has been prepared for your use in connection with the offer and sale of the Shares and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.

      It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                             Very truly yours,

                                             BUCHANAN INGERSOLL
                                             PROFESSIONAL CORPORATION


                                             By: /s/ Carl E. Rothenberger, Jr.
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